Exhibit 23.2

KPMG LLP

Suite 4000

150 John F. Kennedy Parkway

Short Hills, NJ 07078-2702

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 18, 2026, with respect to the consolidated financial statements of QuidelOrtho Corporation and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference.

Short Hills, New Jersey

July 13, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG

International Limited, a private English company limited by guarantee.